BOBBY L. CULPEPPER
                                 & ASSOCIATES
                         A PROFESSIONAL LAW CORPORATION
                             525 EAST COURT AVENUE
                        JONESBORO, LOUISIANA 71251-3497
BOBBY L CULPEPPER                318/259-418               4210 WEST ALABAMA
TERESA CULPEPPER CARROLL     FAX #318/259-6278             RUSTON, LA 71270
J. CLAY CARROLL                                            318-251-0701

                                                           223 SOUTH GRAND
                                                           MONROE, LA 71201
                                                           318-325-3884
                     PLEASE REFER ALL CORRESPONDENCE
                         TO THE JONESBORO OFFICE

File# 97-18,379             November 21, 1997


MMR Investment 5ankers
550 North 159th Street E
P.0. Box 781440
Wichita, Kansas 67278-1440

Re:  Authorization of $9,000,000.00 First Mortgage Bond Issue

Gentlemen:

Senior Retirement Communities, Inc. (hereinafter called "company"), is a duly organized and existing corporation organized under the laws of the State of Louisiana and authorized to do business therein. The correct name to be used on the first mortgage bonds and all legal instruments is Senior Retirement Communities, Inc.

Effective as of November 14, 1997, the directors of the corporation passed resolutions authorizing the issuance of up to $9,000,000.00 of first mortgage bonds and the execution of certain instruments in connection with the bond issue by Joanne M. Caldwell, as President.

I have duly examined the Articles or Organization and By-Laws of the company and find that the resolutions passed effective November 14, 1997, a copy of which is attached hereto as Exhibit A and made a part of this opinion, were passed in accordance with the Articles of Organization, By-Laws and the laws of the State of Louisiana, and I do hereby certify that said resolutions constitute a valid and legal authorization for the issuance of up to $9,000,000.00 of first mortgage bonds for the purposes set out in said resolutions and for the execution of a trust indenture, setting out the terms and conditions of the bond issue and placing lien on the corporation's real property in order to secure payment of the first mortgage bonds. I further certify the following person is the proper person to sign the trust indenture in accordance with the Articles of Organization and By-Laws of the corporation:

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MMR Investment Bankers
Page 2
November 21, 1997


     Name:  Joanne M. Caldwell
     Title: President

I further certify that when the first mortgage bonds have been paid for by the purchaser and signed by the President, the first mortgage bonds will be a legal and binding indebtedness of the Corporation.

The opinions expressed above are subject in their entirety to (I) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ii) the rights of the United States government under the Federal Tax Lien Act of 1966, as amended; and
(iii) the discretionary power of the courts to make available remedies of specific performance, injunctive relief or other equitable remedies. This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters stated.

In giving this opinion we have assumed the authenticity of all signatures to the Articles of Organization, By-Laws and the resolutions and that those persons signing on behalf of a corporate or other entity that is not an individual have the requisite authority.

This opinion is solely for the benefit of MMR Investment Bankers and its counsel and may not be quoted, circulated or published in whole or in part, without our express prior written consent.

With kindest personal regards, I remain

Yours very truly,

/S/J CLAY CARROLL

J. Clay Carroll

JCC:bb
cc: Senior Retirement Communities, Inc.
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